                                  EXHIBIT 21.1

                         Subsidiaries of the Registrant


The following lists the subsidiaries of the registrant:

                                                          State / Country
         Subsidiary / dba                                Of Incorporation
   --------------------------------------                ----------------
Casino Excitement, Inc.                                  Nevada
Games of Nevada, Inc.                                    Nevada
MGC, Inc.                                                Nevada
Mikohn Europe, BV                                        The Netherlands
Mikohn Foreign Sales Corporation                         Barbados
Mikohn International, Inc.                               Nevada
Mikohn Nevada                                            Nevada
Mikohn South America, SA (99.7% shareholder)             Peru
Progressive Games, Inc.                                  Delaware